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Exhibit 21

                            Subsidiaries of the Registrant
                          ----------------------------------


                                                             Percentage
                                                              of Voting
                                                             Securities
                                            State of           Owned By
                                         Incorporation       Registrant
                                         -------------       ----------
Compupower Corporation                      Delaware            100%

Value Line Securities, Inc.                 New York            100%

The Vanderbilt Advertising Agency, Inc.     New York            100%

Value Line Publishing, Inc.                 New York            100%

Value Line Distribution Center, Inc.        New Jersey          100%